Filed Pursuant to Rule 433
Registration Statement No. 333-133985
July 3, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class 1-A9, Class 1-A10, Class B4, Class B5, Class B6, Class X and Class LT-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Collateral Group	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Summary Interest Rate Formula	Summary Interest Rate Formula Subject to:			Initial Certificate Ratings(3)
					Minimum Rate	Maximum Rate	Type	S&P	Fitch
1-A1(4)	1	$ 11,200,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Non-accelerating(5)	AAA	AAA
1-A2(4)	1	$ 631,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Support, Non-accelerating(5)	AAA	AAA
1-A3	1	$ 2,560,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Support, Non-accelerating(5)	AAA	AAA
1-A4	1	$ 30,410,000	5.82000%	LIBOR + 0.50000%	0.50000%	6.00000%	Senior, Sequential	AAA	AAA
1-A5	1	$ 30,210,000(6)	0.18000%	5.50000% - LIBOR	0.00000%	5.50000%	Senior, Interest-Only	AAA	AAA
1-A6	1	$ 456,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Support, Non-accelerating(5)	AAA	AAA
1-A7	1	$ 45,615,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Sequential	AAA	AAA
1-A8	1	$ 8,111,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Sequential	AAA	AAA
1-A11	1	$ 11,831,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Non-accelerating, Exchangeable(5)	AAA	AAA
2-A1	2	$176,680,000	6.94606%	Weighted Average Rate(7)	Not Applicable	Not Applicable	Super Senior, Pass-Through	AAA	AAA
2-A2	2	$ 9,816,000	6.94606%	Weighted Average Rate(7)	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	AAA
AP	P	$ 934,444	0.00000%	0.00000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Principal-Only	AAA	AAA
AX	1	$ 2,360,569(6)	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Interest-Only	AAA	AAA
B1	1,2	$ 6,934,000	6.00685%	Weighted Average Rate - 0.60915%(8)	Not Applicable	Not Applicable	Subordinate	AA	N/R
B2	1,2	$ 2,865,000	7.00000%	(9)	Not Applicable	Not Applicable	Subordinate	A	N/R
B3	1,2	$ 1,658,000	8.50000%	(10)	Not Applicable	Not Applicable	Subordinate	BBB	N/R
R	2	$ 100	6.94606%	Weighted Average Rate(7)	Not Applicable	Not Applicable	Senior, Residual	AAA	AAA
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(1)	These balances are approximate, as described in the prospectus supplement.
(2)	Reflects the initial interest rate as of the first distribution date.
(3)	The designation N/R means that the specified rating agency will not rate the certificates of that class.
(4)
These classes of certificates are Exchange Certificates. Certain combinations of Exchange Certificates can be exchanged for corresponding Exchangeable Certificates, as described in the prospectus supplement.

(5)
These classes of certificates will not receive principal payments at the same rate as the other senior certificates because principal payments generally will not be distributable to these certificates until the distribution date in July 2012.

(6)
Initial notional amount. These classes of certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(7)	The weighted average rate applicable to this formula will be based on the weighted average of the net mortgage rates for Collateral Group 2.
(8)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rate applicable to Collateral Groups 1 and the weighted average of the net mortgage rates for the mortgage loans in Collateral Group 2, weighted on the basis of the group subordinate amounts thereof.

(9)
The Class B2 Certificates will accrue interest at an annual rate equal to (i) the weighted average of the designated rate applicable to Collateral Groups 1 and the weighted average of the net mortgage rates for the mortgage loans in Collateral Group 2, weighted on the basis of the group subordinate amounts thereof, plus (ii) ((0.60915% times the Class Principal Amount of the Class B1 Certificates) divided by the Class Principal Amount of the Class B2 Certificates while outstanding) multiplied by approximately 26.0464035373%.

(10)
The Class B3 Certificates will accrue interest at an annual rate equal to (i) the weighted average of the designated rate applicable to Collateral Groups 1 and the weighted average of the net mortgage rates for the mortgage loans in Collateral Group 2, weighted on the basis of the group subordinate amounts thereof, plus (ii) ((0.60915% times the Class Principal Amount of the Class B1 Certificates) divided by the Class Principal Amount of the Class B3 Certificates while outstanding) multiplied by approximately 73.9532626437%.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations	CUSIP Number
1-A1	CM	24 Day	30/360	7/25/2037	6/25/2037	$ 100,000	$1	52521N AA8
1-A2	CM	24 Day	30/360	7/25/2037	6/25/2037	$ 100,000	$1	52521N AB6
1-A3	CM	24 Day	30/360	7/25/2037	6/25/2037	$ 100,000	$1	52521N AC4
1-A4	DD	0 Day	30/360	7/25/2037	7/25/2009	$ 100,000	$1	52521N AD2
1-A5	DD	0 Day	30/360	7/25/2037	7/25/2009	$1,000,000	$1	52521N AE0
1-A6	CM	24 Day	30/360	7/25/2037	6/25/2037	$ 100,000	$1	52521N AF7
1-A7	CM	24 Day	30/360	7/25/2037	8/25/2012	$ 100,000	$1	52521N AG5
1-A8	CM	24 Day	30/360	7/25/2037	7/25/2014	$ 100,000	$1	52521N AH3
1-A11	CM	24 Day	30/360	7/25/2037	6/25/2037	$ 100,000	$1	52521N AJ9
2-A1	CM	24 Day	30/360	7/25/2037	6/25/2037	$ 100,000	$1	52521N AK6
2-A2	CM	24 Day	30/360	7/25/2037	6/25/2037	$ 100,000	$1	52521N AL4
AP	CM	Not Applicable	Not Applicable	7/25/2037	6/25/2037	$ 100,000	$1	52521N AM2
AX	CM	24 Day	30/360	7/25/2037	6/25/2037	$1,000,000	$1	52521N AN0
B1	CM	24 Day	30/360	7/25/2037	6/25/2037	$ 100,000	$1	52521N AP5
B2	CM	24 Day	30/360	7/25/2037	6/25/2037	$ 100,000	$1	52521N AQ3
B3	CM	24 Day	30/360	7/25/2037	6/25/2037	$ 100,000	$1	52521N AR1
R	CM	24 Day	30/360	7/25/2037	7/25/2007	100%(5)	Not Applicable	52521N AS9
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(1)
CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date. DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)
24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date. 0 Day = For any distribution date, the interest accrual period beginning on the immediately preceding distribution date (or June 25, 2007, in the case of the first accrual period) and ending on the calendar day immediately before the related distribution date.

(3)	Calculated as described in the prospectus supplement.

(4)
The expected final distribution date, based upon (i) the applicable prepayment assumption and (ii) the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	The Class R Certificates will be issued in definitive, fully registered form, representing the entire percentage interest of that class.